MAVEN BRANDS INC. ANNOUNCES PRIVATE PLACEMENT OF EQUITY

Vernon, British Columbia - November 3, 2021 - Maven Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("Maven" or the "Company") is pleased to announce a proposed non-brokered private placement offering to raise gross proceeds of up to CAD $1.5 million (the "Offering"). There is no minimum amount.

Maven anticipates utilizing the net proceeds of the placement to complete work for the launch of the Company’s craft cannabis processing program, including the installation of craft-compliant packaging lines and microbial remediation equipment, purchasing craft cannabis flower inputs for product development, and general corporate purposes.

At this time, the Company does not anticipate any related parties will subscribe for shares under the Offering. Therefore, the Offering does not constitute a "related party transaction" as defined in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions, which has been incorporated by the policies of the Canadian Securities Exchange (the "CSE").

Under the terms of the Offering, the Company will offer for sale up to a maximum of 8,333,334 units (each a "Unit") at $0.18 per unit. Each Unit will consist of one common share (each a "Common Share") and one-half of one warrant, with each whole warrant (each a "Warrant") exercisable to purchase one additional Common Share (each a "Warrant Share") at an exercise price of CAD $0.27 for a period of two years from the issuance date of such Warrant. The Warrants are subject to an acceleration clause, such that if the common shares of Maven trading on the CSE is greater than $0.60 for ten consecutive trading days after four months and one day from the closing date, Maven may accelerate the Warrant expiry date to the date which is 30 calendar days following the date a press release is issued by Maven announcing the acceleration terms. The Offering may close in one or more tranches on or before December 6, 2021.

The Offering will be conducted in reliance upon certain prospectus exemptions. The Company may pay finder's fees in connection with this placement of up to 7% of the gross proceeds raised by eligible finders in cash or common shares.

All of the securities issued pursuant to this Offering will be subject to a four-month hold period mandated by applicable securities laws and will be legended accordingly. Completion of the Offering is subject to receipt of all required CSE, regulatory and other approvals.

About Maven Brands Inc.

Maven is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community. Learn more at www.mavenbrands.ca.

Investor Contact:
Darcy Bomford
Chief Executive Officer
Darcy@mavenbrands.ca
1 (250) 275-6063

Media Inquiries: media@mavenbrands.ca

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion, timing, and size of the proposed offering, the issuance of warrants to purchase additional common shares, the expected use of proceeds from the offering, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of Maven to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will offer the units or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated capital raised under the offering, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.